Exhibit 14

Dear Friends and Co-workers:

      This Code of Business Conduct and Ethics (the "Code") sets forth the commitment of CH Energy Group, Inc. and its subsidiaries (the "Company") to conduct our business in accordance with the highest ethical standards and all applicable laws, rules and regulations.

      The Code, adopted by our Board of Directors, states the guiding principles by which we operate our Company and conduct our daily business with our shareholders, customers, suppliers, government authorities, and each other. These principles apply to all directors, officers and employees.

      Thinking about our principles is very important. It reinforces our commitment to our values, and it helps us focus on the ethical issues we face.

      The guiding principles stated in this Code are not all inclusive, and they cannot replace thoughtful behavior. Each of us is personally responsible for applying our own common sense in recognizing ethical issues and for handling them honestly, directly and with a commitment to fair dealing.

      We expect each of you to read this Code carefully, and to abide by its provisions and its spirit. We believe firmly that our Company's reputation and business success depend on the integrity of each and every one of us.


                                        Paul J. Ganci
                                        Chairman of the Board


                                        Steven V. Lant
                                        President and Chief Executive Officer

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                                    Section I

      A. Our Principles and Culture

            The Board of Directors has adopted the following statement of our Company's "Principles and Culture."

      1. We operate our Company for the long-term benefit of our shareholders. We recognize that our success depends on earning the respect, trust and confidence of our employees, customers, suppliers, government authorities and the public at large.

      2. We expect our directors, officers and employees to act honestly and ethically at all times.

      3. We embrace the reality that our corporate behavior flows directly from the example set by the leaders of our Company. We expect integrity, and we communicate its importance through example, discussion, training, self-assessment and a system for reporting questionable practices without fear of reprisal.

      4. We govern our Company with a spirit of communication and cooperation between our Board of Directors and our management. We have adopted governance guidelines which empower our independent directors to advise and oversee our management while enabling our Chief Executive Officer to lead management in carrying out the business activities of the Company. Our guidelines are intended to foster alignment between the Board and management to achieve clear and effective leadership and a coherent vision for the Company's future.

      5. We expect our management to provide accurate, complete and timely information to the Board on opportunities, challenges and problems facing the Company. We believe our spirit of communication is key to building the trust and confidence that is essential for enabling all directors and members of management to work together cooperatively as strategic partners. We expect our Chief Executive Officer to make sure the Board is fully informed so that directors can participate meaningfully in key decisions and can provide knowledgeable guidance, support and oversight.

      6. We recognize our corporate and social responsibility to comply with all applicable laws, rules and regulations. We emphasize compliance as a fundamental responsibility of our directors, officers and employees, and we have adopted internal controls and procedures for achieving compliance, preventing and detecting compliance problems, and responding to problems as they may occur.


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                                   Section II

      A. Purpose of the Code

      This Code is intended to promote honest and ethical conduct, and to deter wrongdoing. This Code supercedes and replaces our prior codes of conduct.

      Each Section of the Code is applicable to all directors, officers and employees of the Company. In accordance with Section 406 of the Sarbanes-Oxley Act of 2002, this Section II of the Code constitutes the Company's Code of Ethics for Senior Financial Officers.

      B. Compliance with this Code and Prompt Reporting of Violations

      All directors, officers and employees are responsible for compliance with this Code. Each person should be alert for the possibility of ethical issues and should ask about the application of this Code whenever in doubt.

      If you become aware of any existing, suspected or potential violation of this Code or of any law, rule or regulation, you must promptly report that information to your supervisor or, if you feel uncomfortable discussing the matter with your supervisor for any reason, you should report the information to your supervisor's manager, to the President of your subsidiary, or to an officer of the Company.

      In addition, if you wish to raise a concern or to report a violation on an anonymous basis, you may do so by communicating in writing with our General Counsel, John E. Gould, Esq., at Thompson Hine, LLP. The writing should include sufficient information and specificity to allow Mr. Gould and the Company to review the matter. Mr. Gould may be reached as follows:

         John E. Gould, Esq.
         Thompson Hine LLP
         One Chase Manhattan Plaza      Phone: 212-344-5680
         58th Floor                     Fax: 212-809-6890
         New York, NY 10005-1401        Email: John.Gould@ThompsonHine.com

      It is important for you to understand that your supervisor, your supervisor's manager, the President of your subsidiary, General Counsel, and the officers of the Company are each an "Appropriate Ethics Contact" for you. If you have questions about the application of this Code, or you wish guidance, you should feel free to consult with an Appropriate Ethics Contact.

      No person shall be subject to retaliation or adverse personnel action of any kind for raising a concern or reporting in good faith about matters that he or she feels may violate this Code or any law, rule or regulation.


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      The Company will make every effort to maintain, within the limits allowed by law and consistent with the need to conduct an adequate review, the confidentiality of anyone requesting guidance or reporting questionable behavior.

      C. Honest Financial Reporting and Disclosure

      Honest reporting of the Company's financial condition and operating results is a fundamental ethic of our Company.

      It is the Company's policy that the information in its public communications, including all filings with the Securities and Exchange Commission, be full, fair, accurate, timely and understandable.

      All personnel involved in the Company's financial disclosure process, including the President and Chief Executive Officer, the Chief Financial Officer and Treasurer, the Senior Vice President -- Regulatory Affairs, Financial Planning & Accounting, and the Vice President -- Accounting and Controller (the "Senior Financial Officers") are responsible for complying with this policy.

      The Senior Financial Officers and all other persons involved in the financial reporting and disclosure process are expected to be familiar with disclosure requirements applicable to the Company, and they are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors.

      D. Conflicts of Interest

      The good judgment and honest conduct of our directors, officers and employees constitute one of our Company's most valuable assets.

      Each director, officer and employee must avoid any activity or situation that conflicts with, or appears to conflict with, the exercise of his or her judgment on behalf of the Company.

      A "conflict of interest" occurs when an individual's private interest interferes -- or even appears to interfere -- in any way with the interests of the Company. Such conflicts can arise in many situations, and it would be impossible to identify them all in this Code. The key is to be aware of the potential for conflicts and, in doubtful cases, to consult with your supervisor or with another Appropriate Ethics Contact before taking any action.

      The general principle of avoiding conflicts includes the following specific guidelines.

      o Do not make any personal investment or enter into any personal contracts or arrangements that might affect your business decisions on behalf of the Company. If you made this kind of investment or contract before joining the Company, report the facts to your supervisor or to another Appropriate Ethics


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            Contact. This prohibition does not apply to owning small amounts of the securities of publicly traded companies.

      o Be conscious of the fact that another member of your family might be employed in a capacity for the Company or for a third party that could create or appear to create a conflict of interest. If this situation arises, consult with your supervisor or with another Appropriate Ethics Contact.

      o Do not use Company time, facilities or materials for outside work that is not related to your job at the Company.

      o Exercise common sense and good judgment with respect to social situations related to your work or to the Company's business. Customary business meals and entertainment are normally acceptable, but you may not offer or accept any gift, meal, entertainment or other item if the gift, meal, entertainment or other item is of more than nominal value or could reasonably be perceived as possibly influencing your or the other person's judgment.

      o Dealing with government employees, including those of the New York State Public Service Commission, is often different from dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and comply with these prohibitions.

      In considering whether a situation or activity involves a risk of conflict, it will be useful to ask yourself: How would I feel if I read about this subject in the local newspaper? What would I tell my children to do? What is the right thing to do?

      It is your duty to communicate with your supervisor or with another Appropriate Ethics Contact about conflicts and potential conflicts. Having a concern about a potential conflict does not mean there is necessarily a real conflict, but it does mean you should review the situation with your supervisor or with another Appropriate Ethics Contact before you act or fail to act.

      E. Compliance With Applicable Laws, Rules and Regulations

      Compliance with applicable laws, rules and regulations is a fundamental and personal duty of each director, officer and employee.

      The Company has developed our Legal Compliance Program to help you identify and comply with applicable requirements. Ignorance of legal requirements cannot be used to justify non-compliance. If you have any questions about how a law, rule or regulation applies to a specific situation, use the Legal Compliance Program and consult with your supervisor or with an Appropriate Ethics Contact.


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      The following paragraphs provide an outline of some of our principal obligations. While the various requirements have different objectives and impose different duties, they all seek to promote basic principles to which the Company is committed: honesty, fair dealing and the application of common sense.

      (i) Securities Transactions

      On occasion you may have non-public information about the Company or about other entities with which the Company does business or is negotiating to do business. "Non-public" or "inside" information means information that is not known to the public, such as interim earnings figures, possible acquisitions or divestments, or future plans.

      Information is considered to be non-public until it has been adequately disclosed to the public, i.e., until the information has been publicly disclosed and adequate time has passed for the securities markets to digest the information. If this non-public information might affect a decision to buy, sell or hold a particular security, or might affect the market for that security, then the information is considered "material" under the securities laws. When you have such material, non-public information:

      o You must not trade in the stock, bonds or other securities of the Company, or of any other entity to which the material, non-public information may relate.

      o You must not use such information as an opportunity for personal gain for you or others.

      o You must not disclose such information to persons outside the Company -- in other words, "tipping" other persons about material, non-public information is prohibited.

      If you have a question as to whether non-public information is material or has been adequately disclosed to the public, you must contact the Company's Chief Financial Officer or General Counsel and you must abstain from trading in the affected securities or disclosing the information until you have been informed that the information is not material or has been publicly disclosed and digested.

      Trading on material, non-public information or using it for your personal gain, or for the personal gain of others is both unethical and illegal. It will be dealt with decisively by the Company.


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

      (ii) Environmental

      We are committed to complying with all applicable environmental laws, rules and regulations, and to establishing and maintaining standards and procedures for such compliance. We believe that control of the environmental effects of our facilities and operations is an integral part of our public service responsibility. Each of us is expected to give proper consideration to environmental factors in the construction, operation and maintenance of our facilities and in providing products and services to our customers.

      (iii) Health and Safety

      Our safety creed states, "Our duty is to plan and perform every job safely. No job is done well unless it is done safely." The safety of employees, customers and the general public is of paramount importance. You are expected to understand and adhere to the Company's Manual of Safe Practices, as well as to applicable laws, rules and regulations.

      (iv) Employment

      The Company is committed to providing equal employment opportunities for all employees and applicants for employment. You must respect the rights of your fellow employees and treat each other with respect and dignity. Your words and actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual orientation, color, creed, religion, national origin, marital status, veteran's status, handicap or disability.

      (v) Copyrights and Intellectual Property of Others

      We respect the patents, trademarks, copyrights, trade secrets and proprietary information of others. It is the Company policy not to knowingly infringe these intellectual property rights of others.

      In the course of your employment, you may have access to many materials that are copyrighted. Duplicating copyrighted materials without proper permission may be a violation of copyright laws and is prohibited.

      In the case of computer software, only software supplied by or registered with the Company's Information Systems Division may be installed on any Company-owned personal computer.

      If you use Company-owned software to access the Company's computer systems from your home computer, laptop, cellular phone or personal digital assistant, your use of such software is governed by license agreements and copyright laws. You may not copy or share such software without Company permission.


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

                                   Section III

      A. Corporate Opportunities

      Directors, officers and employees owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises. They are prohibited from:

      o taking for themselves personally opportunities that are discovered or developed through the use of corporate property;

      o using corporate property, information, or position for personal gain; and

      o     competing with the Company.

      B. Confidentiality

      Directors, officers and employees may from time to time learn confidential or proprietary information about the Company, its employees, customers, prospective customers or other third parties. Each person must maintain the confidentiality of all such information entrusted to him or her, except in situations when disclosure is duly authorized or legally mandated.

      Confidential information incudes all non-public information that, if disclosed, might be of use to competitors or harmful to the Company, its employees, customers, prospective customers or other third parties. Confidential information also includes, among other things, non-public information about the Company, its financial performance, its plans for the future and any non-public information provided by a third party to the Company with the expectation that it would be kept confidential and used only for the purpose for which it was provided to the Company.

      C. Fair Dealing

      Our Company is committed to achieving success through hard work and honest business practices. Each of us must strive to deal fairly with the Company's customers, suppliers, competitors and employees. No one should take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation or improper withholding of material facts, or any other practice that entails unfair dealing.

      D. Protection and Proper Use of the Company's Assets

      Directors, officers and employees should protect the Company's assets and strive to use them efficiently. The assets of the Company may be used only for legitimate business purposes.


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      Computers, software, electronic mail and voicemail are assets of the
Company and may be used only for business purposes in accordance with the Company's Internet Usage Guidelines and the Company's General Information for Employees. The Company has the right to access any information contained in Company-owned computers, electronic mail and voicemail. You must not expect such information to be confidential.

                                   Section IV

      As discussed in Section II B of this Code, if you have a question or concern about any existing, suspected or potential violation of this Code, you should consult with your supervisor or with another Appropriate Ethics Contact.

      In addition, the following methods of communication are also available to you if you have concerns or complaints regarding the accuracy or integrity of the Company's accounting, auditing or financial reporting.

      A. Audit Committee Procedures for Receiving and Handling Concerns or Complaints Regarding Accounting, Auditing or Financial Reporting

      In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board has established special procedures that persons may follow in order to communicate concerns or complaints regarding the accuracy or integrity of the Company's accounting, auditing or financial reporting.

      These "Whistleblower Procedures" are set forth below and are posted on the Company's web site.

                       Whistleblower Procedures Regarding
                  Accounting, Auditing and Financial Reporting

      The Audit Committee of the Board of Directors of CH Energy Group, Inc. has established the following procedures for persons to follow in order to communicate concerns or complaints to the Company about the accuracy and integrity of the Company's accounting, auditing and financial reporting.

      All persons are encouraged to submit good faith concerns and complaints without fear of retaliation of any kind. The Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against any employee in the terms and condition of his or her employment because the employee has raised good faith concerns or complaints in accordance with these procedures. If an employee wishes to do so, he or she may communicate concerns anonymously in accordance with paragraph (ii) below.


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

      (i) Submission of Concerns and Complaints

      Any person may submit a concern or complaint about accounting, internal accounting controls or auditing matters by bringing the matter directly to the attention of:

          Sally A. Muir, Esq.
          Thompson Hine LLP
          One Chase Manhattan Plaza          Phone: 212-344-5680
          58th Floor                         Fax: 212-809-6890
          New York, NY 10005-1401            Email: Sally.Muir@ThompsonHine.com

      (ii) Anonymous Submissions By Employees

      If an employee wishes to submit a concern on an anonymous basis regarding questionable accounting or auditing matters, he or she may do so by communicating in writing with Ms. Muir at the above address. This writing should include sufficient information and specificity to allow the Company to review the subject matter.

      (iii) Treatment of Concerns and Complaints

      Upon receipt of a concern or complaint, Ms. Muir will communicate the concern or complaint to General Counsel, John E. Gould, Esq., and she and Mr. Gould will consult with the Chairman of the Audit Committee regarding the concern or complaint. Subject to the authority of the Audit Committee, the Chairman of the Audit Committee, in consultation with Ms. Muir and Mr. Gould, will determine how the concern or complaint should be evaluated and, if necessary, investigated by Ms. Muir, by Mr. Gould or by such other persons as may be appropriate.

      Prompt and corrective action will be taken when and as warranted in the judgment of the Audit Committee.

      The Company will make every effort to maintain, within the limits allowed by law and consistent with the need to conduct an adequate review, the confidentiality of anyone submitting a concern or complaint.

      (iv) Retention of Information

      Ms. Muir shall maintain a file at Thompson Hine LLP regarding each submission of a concern or complaint. The file shall contain the original document(s) with respect to the submission of the concern or complaint, together with other documents and records regarding the evaluation, investigation and resolution of the matter.


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      (v) Quarterly Reporting to the Audit Committee

The Chairman of the Audit Committee shall report quarterly to the Audit Committee with respect to the status of all pending submissions of concerns or complaints concerning matters covered by these procedures. Copies of each file will be maintained in accordance with the Company's document retention policy.

      In addition, Ms. Muir shall prepare and maintain a written log listing each submission by date and setting forth a brief written description regarding the substance of the matter. A copy of this log shall be provided to the Chairman of the Audit Committee and the General Counsel on a quarterly basis.

                                    Section V

      A. Amendments and Waivers of this Code

      From time to time, the Company may determine it is appropriate under the then current circumstances to waive provisions of this Code. Any person who believes that a waiver may be appropriate should discuss the matter with an Appropriate Ethics Contact.

      Waivers for directors, Senior Financial Officers, or other officers, including "implicit waivers" as that term is defined by the rules of the Securities and Exchange Commission, may be granted only by the Board of Directors or by a specifically authorized Committee of the Board of Directors.

      Amendments to this Code may be made only by the Board of Directors.

      Amendments and waivers with respect to this Code will be disclosed as required by applicable securities laws, rules and regulations and by the applicable rules of the New York Stock Exchange.

                                   SECTION VI

      A. Personal Accountability

      Each director, officer and employee should understand that he or she will be held accountable for complying with this Code. A failure to observe the provisions of this Code may result in disciplinary action, up to and including termination. In addition, to the extent a violation of the Code also violates an applicable law, rule or regulation, or another person's rights, it may result in civil and criminal liability.


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